EXHIBIT 16.1

May 18, 2018

Securities and Exchange Commission

100F Street NE

Washington, DC 20549

Ladies and Gentlemen:

We have read item 4.01 of Form 8-K dated May 18, 2018, of ASV Holdings, Inc. and are in agreement with the statements in the paragraphs within that item as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained herein.

/s/ UHY LLP